Exhibit 10.30

Memorandum

Shuhei Komatsu (hereinafter referred to as “Mr. Komatsu”) and A. L. I. Technologies Inc. (hereinafter referred to as “the Company”) has confirmed and agreed to the following matters regarding the loan agreement dated February 27, 2023 between Mr. Komatsu and The Company.

Article 1 (Confirmation and repayment of debts of The Company)

1.	The Company shall make sure the following monetary obligations based on the loan agreement dated February 27, 2023 between Mr. Komatsu and the Company which stipulates the payment of 100 million yen to Mr. Komatsu on April 21, 2023. Calculation of remaining principal is based on the attached table of interest, delay damages, and remaining principal (appropriation of payment is in accordance with Article 489 of the Civil Code).

(1)	Remaining principal 101,130,958 yen

(2)	Delay damages from April 22, 2023 to the payment of ① at a rate of 14.6% per year

In addition, if the remaining principal is reduced due to partial payment of the Company to Mr. Komatsu, the remaining principal after deducting the amount already paid will be paid from the day following the partial payment to the payment of the remaining principal at a rate of 6%

2.	The Company will pay the amount by bank transfer to the account designated by Mr. Komatsu as follows.

In addition, the bank transfer fee shall be owed by the Company, and Mr. Komatsu shall not give the benefit of the time to the Company.

(1)	Until the end of June 2023

Remaining principal amount 101,130,958 yen, delay damages incurred from April 22, 2022 to the end of June 2023, 2,831,666 yen

Total 13,962,624 yen

3	The Company will provide Mr. Komatsu with the collateral as follows. The specific content of the deposit of collateral shall be separately determined by negotiation between Mr. Komatsu and the Company. In addition, the deposit of collateral does not prevent Mr. Komatsu from claiming the Company based on the money loan agreement dated February 27, 2023 between Mr. Komatsu. If the collateral right is exercised and the amount is less than the payment of the debt specified in Article 1, Mr. Komatsu may, of course, claim the remaining amount from the Company after Mr. Komatsu will convert the collateral into cash, etc.

(1)	shares issued by ASC Tech Agent Co., Ltd. owned by the Company as of May 19, 2023

(2)	if the Company splits the drone service business into a separate entity in the future, shares that the Company will subscribe to as consideration for the spin-off (including all transferable assets other than shares)

As proof that each of the above items has been agreed and confirmed, we have prepared two copies of this memorandum, and each of us shall retain one copy after each signature and seal.

6-12-3 Roppongi, Minato-ku, Tokyo

Shuhei Komatsu

3-1-8 Shibakoen, Minato-ku, Tokyo Shibakoen Annex 6F

A.L.I. Technologies Co., Ltd.

Daisuke Katano, President and Representative Director

Attachment List of interest, late payment charges, balance principal
	Interest		Delay damages as of April 21, 2023		Remaining principal as of April 21, 2023
Principal (yen)	200,000,000	Principal (yen)	200,000,000	Principal (yen)	200,000,000
Annual interest rate (calculated daily for 365 days)	0.02475	Annual interest rate (calculated daily for 365 days)	0.146	Interest (yen)	650,958
Period (number of days, February 27 to April 15, 2023)	48	Period (number of days, April 16 to April 21, 2023)	6	Delay damages (yen)	480,000
1 year (days)	365	1 year (days)	365	Amount paid on April 21, 2021 (yen)	100,000,000
Total (yen) rounded down to the nearest yen	650,958	Total (yen)	480,000	Total (yen)	101,130,958

Attachment Late payment charge calculation table
between April 22, 2023 and June 30, 2023
Principal (yen)	101,130,958
Annual interest rate (calculated daily for 365 days)	0.146
Period (number of days, April 22 to June 30, 2023)	70
1 year (days)	365
Total (yen) rounded down to the nearest yen	2,831,666